Exhibit 33.3

Assessment of Compliance with Regulation AB Servicing Criteria

Perpetual Trustee Company Limited (the "Asserting Party") is responsible for assessing compliance as of June 30, 2007 and for the period from February 27, 2007 (date of issuance of the Medallion Trust Series 2007-1G) through June 30, 2007 (the "Reporting Period") with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the "CFR"), except for criteria 229.1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(i), 1122(d)(3)(i), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv) in the CFR, which the Asserting Party has concluded are not applicable to the servicing of the Medallion Trust Series 2007-1G asset-backed securitization transaction backed by housing loan receivables and serviced by the Asserting Party (the "Applicable Servicing Criteria"). The sole asset-backed securitization transaction covered by this report is the Medallion Trust Series 2007-1G.

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria for the Medallion Trust Series 2007-1G asset-backed securitization transaction backed by housing loan receivables serviced by the Asserting Party.

KPMG, an independent registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.

 Date:  3 September 2007

By:  Perpetual Trustee Company Limited

/s/ Chris Green
Name:    Chris Green, General Manager, Debt Markets,
               Perpetual Trustee Company Limited